EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 16, 2006, relating to the combined Statements of Revenues and Certain Expenses (as defined in note 1) of Murfreesboro Properties (as defined in note 1), located in Murfreesboro, Tennessee for the period from January 1, 2005 through April 26, 2005 and the year ended December 31, 2004, appearing in the Current Report on Form 8-K of Education Realty Trust, Inc., filed with the Securities and Exchange Commission on January 25, 2006.
/s/ REZNICK GROUP, P.C.
Atlanta Georgia
July 28, 2006